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Exhibit 99(c)

CERTIFICATE OF ELIMINATION

OF

4% CUMULATIVE CONVERTIBLE PREFERRED STOCK, SERIES A

OF

METHODE ELECTRONICS, INC.

(Pursuant to Section 151(g) of
the Delaware General Corporation Law)

        Methode Electronics, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that the following resolutions respecting 4% Cumulative Convertible Preferred Stock, Series A were duly adopted by the Corporation's Board of Directors:

          RESOLVED, that no shares of the Corporation's 4% Cumulative Convertible Preferred Stock, Series A are outstanding and that no shares of the 4% Cumulative Convertible Preferred Stock, Series A will be issued subject to the certificate of designations previously filed with respect to the 4% Cumulative Convertible Preferred Stock, Series A; and

          FURTHER RESOLVED, that the officers of the Corporation are directed to file with the Secretary of State of the State of Delaware a certificate pursuant to Section 151(g) of the General Corporation Law of the State of Delaware setting forth these resolutions in order to eliminate from the Corporation's certificate of incorporation all matters set forth in the certificate of designations with respect to the 4% Cumulative Convertible Preferred Stock, Series A.

        In witness whereof, the Corporation has caused this Certificate to be signed by its duly authorized officer this 14th day of March, 2000.

Methode Electronics, Inc.
By:	/s/ JAMES W. ASHLEY, JR.
	Name:	James W. Ashley Jr.
	Title:	Secretary

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  Exhibit 99(c)
CERTIFICATE OF ELIMINATION OF 4% CUMULATIVE CONVERTIBLE PREFERRED STOCK, SERIES A OF METHODE ELECTRONICS, INC. (Pursuant to Section 151(g) of the Delaware General Corporation Law)